Exhibit 99.1

July 28, 2011

AmTrust Financial Services, Inc. Reports Second Quarter Operating Earnings (1) of
$51.2 Million and Net Income of $50.2 Million

Book Value per Share of $13.78, Up 14.5% since Year-end 2010

Second Quarter 2011 Financial Highlights

•	Annualized return on equity of 25.2% and operating return on equity (1) of 25.7% for the quarter

•	Gross written premium of $558.5 million, up 36.7%, and net earned premium of $248.3 million, up 26.5% from second quarter 2010

•	Commission and other revenues of $73.7 million up 46.8% from second quarter 2010

•	Operating earnings (1) of $51.2 million up 42.7% from second quarter 2010

•	Operating diluted EPS (1) of $0.83 ($0.18 attributable to gain on life settlement contracts) compared to $0.59 in the second quarter 2010

•	Net income of $50.2 million up 62.7% from second quarter 2010

•	Diluted EPS of $0.81 compared to $0.51 in the second quarter 2010

•	Combined ratio of 90.3% compared to 85.7% in the second quarter 2010

•	YTD annualized return on equity of 24.7% and operating return on equity of 25.3%(1)

•	YTD gross written premium of $1.0 billion, up 34.2%, and net earned premium of $448.6 million, up 30.3% over the first half of 2010

•	YTD operating earnings(1) of $97.4 million up 44.6% from first half of 2010

•	YTD operating diluted EPS(1) of $1.58 ($0.34 attributable to gain on life settlement contracts) compared with $1.12 in the first half of 2010

•	YTD net income of $95.3 million up 37.1% from first half of 2010

•	YTD diluted EPS of $1.55 compared with $1.15 in the first half of 2010

•	YTD combined ratio of 88.8% compared to 83.4% in the first half of 2010

•	Book value per share of $13.78, up from $12.03 at year-end 2010

(New York) – AmTrust Financial Services, Inc. (Nasdaq: AFSI) today reported net income of $50.2 million for the second quarter of 2011, an increase of 62.7% from $30.8 million in the second quarter of 2010. Earnings per diluted share totaled $0.81 in the second quarter, an increase of 58.8% from $0.51 in the same period last year. Operating earnings (1) totaled $51.2 million, or $0.83 per diluted share, an increase of 42.7% from $35.8 million, or $0.59 per diluted share, in the second quarter of 2010.

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During the first six months of 2011, net income totaled $95.3 million, up 37.1% from the first half of 2010. Earnings per diluted share totaled $1.55 in the first half of 2011, an increase of 34.8% from $1.15 in the same period last year. Operating earnings (1) totaled $97.4 million, or $1.58 per diluted share, an increase of 44.6% from $67.3 million, or $1.12 per diluted share, in the first half of 2010.

During the quarter, the Company closed on a Loss Portfolio Transfer and Quota Share Reinsurance Agreement with Majestic Insurance Company (“Majestic”).  The Company received cash and invested assets in July from Majestic in an amount equal to Majestic’s loss and loss adjustment expense reserves and unearned premium reserves plus an additional $26 million related to a reserve deficiency.

Second Quarter 2011 Results

Total revenue of $322.0 million increased $75.5 million, or 30.6%, from $246.5 million in the second quarter of 2010. Gross written premium of $558.5 million rose $149.8 million, or 36.7%, from second quarter 2010. Net written premium of $375.7 million increased $179.3 million, or 91.3%, from $196.4 million in the second quarter of 2010. Net earned premium of $248.3 million increased $52.0 million, or 26.5%, from $196.3 million in the second quarter of 2010.

Commission and other revenues of $73.7 million increased $23.5 million, or 46.8%, from second quarter 2010, and represented 22.9% of total revenue. The combined ratio totaled 90.3% compared with 85.7% in the second quarter of 2010.

Ceding commissions, primarily related to the quota-share agreements with Maiden Holdings, Ltd. (“Maiden”), totaled $35.4 million, up 7.5% from $33.0 million a year ago. During the quarter, AmTrust ceded $213.9 million of gross written premium and $136.7 million of earned premium to Maiden compared to $112.5 million of gross written premium and $106.3 million of earned premium ceded in the second quarter of 2010.

Total service and fee income of $24.5 million increased 169% from $9.1 million in the second quarter of 2010 and included $4.5 million from related parties compared with $2.9 million in the second quarter of 2010.

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Investment income, excluding net realized gains and losses, totaled $13.2 million, a decrease of 10.3% from $14.7 million in the second quarter of 2010. 2011 second quarter results also include net realized investment gains of $0.6 million, or $0.4 million after-tax, on certain fixed income and equity investments compared with losses of $6.6 million, or $4.3 million after tax, in the second quarter of 2010.  Additionally, operating earnings (1) included $11.3 million, net of non-controlling interest, related to gains on life settlement contracts.

Loss and loss adjustment expense totaled $170.0 million, an increase of $48.5 million from $121.5 million in the second quarter of 2010, and resulted in a loss ratio of 68.5% compared with 61.9% for the second quarter of 2010.

Acquisition costs and other underwriting expense of $89.6 million increased $10.0 million from the second quarter of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $54.2 million compared with $46.6 million in the year ago quarter. The expense ratio was 21.8%, down from 23.8% in the second quarter of 2010.

Other expense of $18.6 million increased $9.3 million from $9.3 million in the second quarter of 2010, largely reflecting the effect of the Warrantech and Risk Services acquisitions during the second half of 2010.

Year-to-Date 2011 Results

Total revenue of $597.8 million increased $147.6 million, or 32.8%, from $450.2 million in the first half of 2010. Gross written premium of $1.0 billion rose $255.6 million, or 34.2%. Net written premium of $609.7 million increased $223.9 million, or 58.0%, from $385.8 million in the first half of 2010. Net earned premium of $448.6 million increased $104.3 million, or 30.3%, from $344.4 million in the first half of 2010.

Commission and other revenues of $149.2 million increased $43.4 million, or 41.0%, and represented 25.0% of total revenue. The combined ratio totaled 88.8% compared with 83.4% in the first half of 2010.

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Ceding commissions, primarily related to the quota-share agreements with Maiden, totaled $71.1 million, up 9.0% from $65.2 million a year ago. During the first six months of 2011, AmTrust ceded $340.6 million of gross written premium and $250.6 million of earned premium to Maiden compared to $226.6 million of gross written premium and $208.7 million of earned premium ceded in the same period in 2010.

Total service and fee income of $49.7 million increased 191% from $17.1 million in the first half of 2010 and included $7.9 million from related parties compared with $5.5 million in the first half of 2010.

Investment income, excluding net realized gains and losses, totaled $27.4 million, a decrease of 3.3% from $28.3 million in the first half of 2010. 2011 year-to-date results also include net realized investment gains of $1.0 million, or $0.7 million after-tax, on certain fixed income and equity investments compared with losses of $4.8 million, or $3.1 million after tax, in the first half of 2010.  Additionally, operating earnings (1) included $20.8 million, net of non-controlling interest, related to gains on life settlement contracts.

Loss and loss adjustment expense totaled $298.7 million, an increase of $87.4 million from $211.3 million in the first half of 2010, and resulted in a loss ratio of 66.6% compared with 61.4% for the first half of 2010.

Acquisition costs and other underwriting expense of $170.8 million increased $29.9 million in the first half of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $99.7 million compared with $75.7 million in the first half of 2010. The expense ratio was 22.2%, up from 22.0% in the first half of 2010.

Other expense of $38.8 million increased $23.2 million from $15.6 million in the second quarter of 2010, largely reflecting the effect of the Warrantech and Risk Services acquisitions during the second half of 2010.

Total assets of $5.2 billion increased 25.1% from $4.2 billion at December 31, 2010 and included a 9.4% increase in cash, cash equivalents and investments to $1.7 billion. AmTrust Financial shareholders’ equity of $825.4 million increased 15.2% from $716.5 million at year-end 2010.

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During the first six months of 2011, the Board of Directors declared two quarterly dividends of $0.08 per share. As of June 30, 2011, the Company’s long-term debt-to-capitalization ratio was 22.5% compared with 16.8% at year end 2010.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as results excluding after-tax net realized investment gains and losses on securities, non-cash amortization of certain intangible assets and gain on investments in unconsolidated subsidiary. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

Conference Call:
On July 29, 2011 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:	877.755.7421
Toll Dial-in (Outside the U.S):	973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Friday, July 29, 2011 through August 5, 2011. To listen to the replay, please dial 800.642.1687 (within the U.S.) or 706.645.9291 (outside the U.S.) and enter replay passcode 82231587, or access http://ir.amtrustgroup.com/events.cfm.

For more information, please contact:

AmTrust Financial Services, Inc.
Ron Pipoly
Cleveland, Ohio
216.328.6116
rpipoly@amtrustgroup.com

Hilly Gross
New York, New York
212.220.7023
hgross@amtrustgroup.com

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, successful integration of acquired businesses, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology, heightened competition, changes in pricing environments, and changes in asset valuations.  The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.
AFSI-F

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Gross written premium	$558,462	$408,641	$1,002,489	746,872

Premium income
Net written premium	$375,681	$196,393	$609,700	$385,807
Change in unearned premium	(127,399)	(132)	(161,080)	(41,446)
Net earned premium	248,282	196,261	448,620	344,361

Ceding commission (primarily related party)	35,414	32,958	71,098	65,206
Service and fee income	24,542	9,121	49,731	17,087
Investment income, net	13,167	14,686	27,359	28,285
Net realized gains (loss)	616	(6,544)	1,031	(4,759)
Commission and other revenues	73,739	50,221	149,219	105,819

Total revenue	322,021	246,482	597,839	450,180

Loss and loss adjustment expense	170,008	121,510	298,704	211,331
Acquisition costs and other underwriting expense	89,580	79,579	170,814	140,925
Other expense	18,564	9,336	38,760	15,570
	278,152	210,425	508,278	367,826

Income before other, provision for income taxes, equity in earnings
of unconsolidated subsidiaries and non-controlling interest	43,869	36,057	89,561	82,354

Other income (expense):
Foreign currency gain (loss)	2,520	755	2,236	38
Interest expense	(4,334)	(3,063)	(8,088)	(6,635)
Income from life settlement contracts	22,638	-	41,524	-
	20,824	(2,308)	35,672	(6,597)

Income before provision for income taxes, equity in earnings	64,693	33,749	125,233	75,757
of unconsolidated subsidiaries and non-controlling interest

Provision for income taxes	12,126	(8,839)	24,468	(24,007)
Equity in earnings of unconsolidated subsidiaries (related parties) (1)	4,077	5,913	7,200	17,773
Non-controlling interest	(6,482)	-	(12,620)	-
Net income	$50,162	$30,823	$95,345	$69,523

Operating earnings (2)	$51,158	$35,848	$97,351	$67,336

Earnings per common share:
Basic earnings per share	$0.84	$0.52	$1.60	$1.17
Diluted earnings per share	$0.81	$0.51	$1.55	$1.15
Operating diluted earnings per share (3)	$0.83	$0.59	$1.58	$1.12

Weighted average number of basic shares outstanding	59,844	59,436	59,724	59,385
Weighted average number of diluted shares outstanding	61,622	60,356	61,394	60,272

Combined ratio	90.3%	85.7%	88.8%	83.4%

Return on equity	25.2%	19.7%	24.7%	23.0%
Operating return on equity (4)	25.7%	22.9%	25.3%	22.3%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(345)	$(12,007)	$(345)	$(17,145)
Impairments recognized in other comprehensive income	-	-	-	-
	(345)	(12,007)	(345)	(17,145)
Net realized gains on sale of investments	961	5,463	1,376	12,386
Net realized gains	$616	$(6,544)	$1,031	$(4,759)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010

Cash, cash equivalents and investments	$1,705,353	$1,558,961
Premiums receivables	971,858	727,561
Goodwill and intangible assets	228,097	197,826
Total assets	5,230,408	4,182,453
Loss and loss expense reserves	1,688,737	1,263,537
Unearned premium	1,212,703	1,024,965
Trust preferred securities	123,714	123,714
AmTrust's stockholders' equity	$825,358	$716,514

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010

Reconciliation of net income to operating earnings:
Net income		$50,162	$30,823	$95,345	$69,523
Less:	Net realized gains (loss) net of tax	400	(4,254)	670	(3,093)
	Gain on investment in unconsolidated subsidiary net of tax (1)		-	-	6,792
	Non cash amortization of certain intangible assets net of tax	(1,396)	(771)	(2,676)	(1,512)
Operating earnings (2)		$51,158	$35,848	$97,351	$67,336

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share		$0.81	$0.51	$1.55	$1.15
Less:	Net realized gains (loss) net of tax	0.01	(0.07)	0.01	(0.04)
	Gain on investment in unconsolidated subsidiary net of tax	-	-	-	0.09
	Non cash amortization of certain intangible assets net of tax	(0.03)	(0.01)	(0.04)	(0.02)
Operating diluted earnings per share (3)		$0.83	$0.59	$1.58	$1.12

Reconciliation of return on equity to operating return on equity:
Return on equity		25.2%	19.7%	24.7%	23.0%
Less:	Net realized gains (loss) net of tax	0.2%	(2.7)	0.2%	(1.0)
	Gain on investment in unconsolidated subsidiary net of tax	0.0%	-	0.0%	2.2
	Non cash amortization of certain intangible assets net of tax	-0.7%	(0.5)	-0.8%	(0.5)
Operating return on equity (4)		25.7%	22.9%	25.3%	22.3%

(1)
Equity in earnings of unconsolidated subsidiaries (related parties) includes a retrospective gain on investment related to ACAC of $10,450 and an after tax gain of $6,792 for the three months ended March 31, 2010.

(2)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax and certain amortization expense net of tax and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(3)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax net realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax and certain amortization expense net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share.  The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power.  The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(4)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less net after-tax realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax and certain amortization expense net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity.  The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power.  The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Gross written premium
Small Commercial Business	$174,607	$107,600	$315,323	$230,302
Specialty Risk and Extended Warranty	265,502	197,470	493,250	349,644
Specialty Program	93,354	77,712	143,330	132,367
Personal Lines Reinsurance	24,999	25,860	50,586	34,560
	$558,462	$408,642	$1,002,489	$746,873

Net written premium
Small Commercial Business	$113,221	$56,052	$190,872	$117,490
Specialty Risk and Extended Warranty	185,178	74,216	289,725	160,265
Specialty Program	52,283	40,266	78,517	73,493
Personal Lines Reinsurance	24,999	25,860	50,586	34,560
	$375,681	$196,394	$609,700	$385,808

Net earned premium
Small Commercial Business	$74,034	$65,260	$135,895	$124,864
Specialty Risk and Extended Warranty	109,631	86,587	194,208	138,351
Specialty Program	40,138	35,061	70,908	71,793
Personal Lines Reinsurance	24,479	9,353	47,609	9,353
	$248,282	$196,261	$448,620	$344,361

Loss Ratio
Small Commercial Business	67.4%	60.3%	63.8%	59.6%
Specialty Risk and Extended Warranty	69.4%	62.4%	68.7%	61.6%
Specialty Program	70.7%	63.5%	67.8%	63.8%
Personal Lines Reinsurance	64.0%	62.5%	64.0%	62.5%
Total	68.5%	61.9%	66.6%	61.4%

Expense Ratio
Small Commercial Business	24.4%	26.9%	25.4%	24.5%
Specialty Risk and Extended Warranty	16.3%	19.0%	16.3%	16.8%
Specialty Program	25.6%	27.3%	25.5%	26.4%
Personal Lines Reinsurance	32.5%	32.5%	32.5%	32.5%
Total	21.8%	23.8%	22.2%	22.0%

Combined Ratio
Small Commercial Business	91.9%	87.2%	89.2%	84.1%
Specialty Risk and Extended Warranty	85.7%	81.4%	85.0%	78.4%
Specialty Program	96.2%	90.8%	93.3%	90.2%
Personal Lines Reinsurance	96.5%	95.0%	96.5%	95.0%
Total	90.3%	85.7%	88.8%	83.4%